SCHEDULE 14A
                              (Rule 14a-101)
                  INFORMATION REQUIRED IN PROXY STATEMENT
                         SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a)
                  of the Securities Exchange Act of 1934

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     14a-6(e)(2))
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[x]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         ARV Assisted Living, Inc.

             (Name of Registrant as Specified in Its Charter)

                           Emeritus Corporation

 (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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      (3)     Per unit price or other underlying value of transaction
              computed pursuant to Exchange Act Rule 0-11:

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   Contacts: Kelly J. Price
     Chief Financial Officer
     Emeritus Corporation
     206-298-2909
     or
     Roy Winnick/Mark Semer
     Kekst and Company
     212-521-4842/4802


EMERITUS CORP. REQUESTS THAT THE AMERICAN STOCK
EXCHANGE INVESTIGATE APPARENT RULES VIOLATIONS BY ARV
ASSISTED LIVING, INC.

SEATTLE, WA, December 15, 1997 -- Emeritus Corporation (Amex: ESC), of Seattle, a leader in the assisted living industry, said today that it has brought to the attention of the American Stock Exchange a transaction by ARV Assisted Living, Inc. (Amex: SRS; formerly Nasdaq: ARVI) which it believes violated an American Stock Exchange rule that requires Amex-listed companies to obtain shareholder approval before selling more than 20 percent of their common stock outstanding to another party at a discount to market.

In a letter to the American Stock Exchange sent last week, Emeritus pointed out "certain actions recently taken by ARV Assisted Living, Inc. . . .
which we believe have circumvented and violated Section 713 ('Section 713') of the Amex Listing Standards, Policies and Requirements."

Specifically, the letter stated, "On December 8, 1997 ARV announced that it had redeemed $60 million of 6.75% Convertible Subordinated Notes due 2007 (the 'Convertible Notes') issued on October 30, 1997 and held by Prometheus Assisted Living LLC ('Prometheus') for approximately 4.3 million shares of ARV common stock after taking into account the redemption premium of 23.214%. We believe that what ARV has done by issuing and then redeeming the Convertible Notes six weeks later is to repackage an earlier deal with Prometheus in such a way as to circumvent Section 713 and avoid shareholder approval for the sale of more than 20% of ARV."

As previously reported, Emeritus, which currently owns more than one million shares of ARV Common Stock, filed suit last week in Superior Court in Orange County, California, seeking, among other things, to rescind ARV's redemption of the $60 million principal amount of ARV's 6.75% Convertible Subordinated Notes due 2007 that were issued to Prometheus Assisted Living LLC ("Prometheus") just six weeks earlier. Including the approximately 4.3 million shares of ARV Common Stock issued in connection with that redemption, Prometheus to date has purchased, according to ARV's calculations, 39% of ARV's common stock at an effective price of $14 per share -- well below the value of $17.25 per share as represented in ARV's recent press release and also at a discount to the current market price. Emeritus filed the lawsuit last week in part because it believes that ARV shareholders have been significantly diluted and have been effectively precluded from considering an alternative proposal that represents greater value, namely, the Emeritus offer to acquire ARV for $16.50 per share in cash.

Emeritus is a senior housing services company focused on operating residential-style assisted-living communities. These communities provide a residential housing alternative for senior citizens who need help with the activities of daily living. Emeritus currently holds interests in 116 communities representing capacity for 11,000 residents in 25 states and Canada (including a minority interest in Alert Care Corp.). Emeritus' common stock is traded on the American Stock Exchange under the symbol "ESC".

The following persons may be considered to be participants in the forthcoming proxy solicitation (those marked with an * are Emeritus' proposed nominees for election to ARV's board): Emeritus Corporation, Martin Roffe*, Thilo Best *, Richard Sontgerath*, Al Edmiston*, Frank Ruffo*, Charles Uhlman*, Stanley Baty*, Jason Geisenger*, Patrick Duff*, Jonathan Teague*, Jim Keller*, Bill Shorten*, Suzette McCanless*, Gary Becker*, Russ Kubik*, Deutsche Morgan Grenfell Inc. ("DMG"), Federico G.M. Mennella, and Philip Noblet. The persons listed above may have an interest in the election of the Emeritus nominees due to the fact that Emeritus has approached ARV with an acquisition proposal and the election of the Emeritus nominees to the ARV Board may facilitate a transaction between ARV and Emeritus. In the normal course of their business, DMG and its associates may from time to time buy and sell securities issued by ARV and its affiliates for their own account and for the accounts of their customers, which transactions may result from time to time in DMG and its associates having a net "long" or net "short" position in ARV securities or option contracts or other derivatives in or relating to ARV securities. Emeritus is the beneficial owner of 1,077,200 shares of ARV common stock. Stanley Baty, an Emeritus nominee, owns 1,000 shares of ARV common stock. To the knowledge of Emeritus, none of the other persons listed above has any interest, direct or indirect, by security holdings or otherwise in ARV. DMG does not admit that it or any of its directors, officers or employees is a participant in the solicitation by Emeritus.
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